Exhibit 99.1

Tidewater Announces Expiration of Rights Plan

NEW ORLEANS, November 1, 2006 – Tidewater Inc. (NYSE:TDW) announced today that the Company’s Stockholder Rights Plan expired in accordance with its terms on November 1, 2006. While the Company is not currently considering the adoption of a new stockholder rights plan, the Board of Directors has adopted a policy preserving its ability to implement a stockholder rights plan in the future. This newly adopted rights plan policy provides that in the future the Board will only adopt a stockholder rights plan if approved by the Company’s stockholders or if the Board, in the exercise of its fiduciary responsibilities, determines that the adoption of a rights plan without delay is in the best interest of the Company’s stockholders. If the Board adopts a rights plan in the future without prior stockholder approval, the Board will be required under the new policy to obtain stockholder ratification of the rights plan within 12 months of the date of its adoption, failing which the rights plan will terminate.

The foregoing rights plan policy will be contained in the Company’s “Corporate Governance Policy”, which can be accessed on the Company’s corporate Web site, http://www.tdw.com.

Tidewater Inc. owns over 491 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Cliffe Laborde - (504) 566-4545

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